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                                          Exhibit 99.1

COMPUTER LEARNING CENTERS INC. MAKES ANNOUNCEMENT

FAIRFAX, Va.--(BUSINESS WIRE)--March 10, 1998--Computer Learning Centers, Inc. (Nasdaq National Market: CLCX) ("CLC") today announced that it has been served with a complaint by the Attorney General of the State of Illinois alleging that the Company violated the state's Private Business and Vocational School Act and the Consumer Fraud and Deceptive Business Practices Act for students enrolled at its Schaumburg, Illinois Learning Center. The lawsuit is confined only to the Company's Schaumburg Learning Center and does not affect any other CLC Learning Center, including the Chicago Learning Center.

Reid Bechtle, President and Chief Executive Officer of CLC, commented, "We believe that CLC Schaumburg, like all of our Learning Centers, has operated and continues to operate in accordance with state and federal regulatory standards and in the best practices of our industry. We intend to vigorously defend ourselves against these allegations. We will continue to serve the best interests of students and employers in and around the Schaumburg area as we have done since 1994."

Computer Learning Centers provides information and computer-related education and training at 25 Learning Centers in the United States. The Company designs programs and courses to meet current information technology education needs, offering instruction focused on client/server systems and applications programming, networking administrative and management, help desk operations and computer technical support.

CONTACT:

Computer Learning Centers Inc.

Charles Cosgrove, Chief Financial Officer

703/359-7702

or

CLCX's INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Devin Sullivan

212/836-9608

KEYWORD: VIRGINIA ILLINOIS

BW1277 MAR 10, 1998

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